Exhibit (l)

Goodwin Procter LLP 1900 N Street, NW Washington, D.C. 20036 goodwinlaw.com +1 202 346 4000

October 23, 2020

Fundrise Real Estate Interval Fund, LLC

c/o Rise Companies Corp.

11 Dupont Circle NW, 9th Floor

Washington, DC 20036

Ladies and Gentlemen:

We have acted as counsel to Fundrise Real Estate Interval Fund, LLC (the “Fund”), a limited liability company organized under the laws of the state of Delaware, and are familiar with the Fund’s initial filing of, and its pre-effective amendments to, its registration statement under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (the “Registration Statement”), relating to the shares of beneficial interest of the Fund to be issued and sold by the Fund.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of State of the State of Delaware and a certificate and other inquiries of officers of the Fund. We are familiar with the Fund’s Limited Liability Company Operating Agreement, as amended and/or restated to date.

In our review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Fund).

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Fund when issued and sold in accordance with the terms of the Registration Statement, when it is made effective by the Securities and Exchange Commission, and the requirements of applicable federal and state law will be validly issued and fully paid and non-assessable by the Fund.

This foregoing opinion is limited to the Limited Liability Company Act of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm, as legal counsel for the Fund, in the Registration Statement, until such time as we revoke such consent. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP